PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 47 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated March 10, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2001
                             -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2001) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:             $50,000,000

Maturity Date:                March 15, 2001

Settlement and Original
    Issue Date:               March 15, 2000

Interest Accrual Date:        March 15, 2000

Issue Price:                  100%

Specified Currency:           U.S. Dollars

Redemption Percentage
    at Maturity:              100%

Base Rate:                    LIBOR

Spread (Plus or Minus):       N/A

Spread Multiplier:            N/A

Index Currency:               U.S. Dollars

Index Maturity:               3 months

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined two London banking days prior to
                              the Original Issue Date

Initial Redemption Date:      N/A

Initial Redemption
    Percentage:               N/A

Annual Redemption
    Percentage Reduction:     N/A

Optional Repayment
    Date(s):                  N/A

Interest Payment Dates:       Each March 15, June 15, September 15 and December
                              15, commencing June 15, 2000; provided that if any such day (except the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day

Interest Payment Period:      Quarterly

Interest Reset Dates:         Each Interest Payment Date

Interest Reset Periods:       Quarterly

Business Day:                 New York, London

Calculation Agent:            The Chase Manhattan Bank

Agent:                        Morgan Stanley & Co. International Limited

Denominations:                $100,000

Common Code:                  10926815

ISIN:                         XS0109268150

Other Provisions:             N/A

     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER